   As filed with the Securities and Exchange Commission on March 16, 2000
                                                     Registration No. 333-32164

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                 AMENDMENT NO. 1
                                        TO

                                     FORM S-3
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                              --------------------

                           GREAT PLAINS SOFTWARE, INC.
             (Exact name of registrant as specified in its charter)

               MINNESOTA                              45-0374871
   (State or other jurisdiction of                  (I.R.S Employer
    incorporation or organization)               Identification Number)

                              1701 S.W. 38TH STREET
                            FARGO, NORTH DAKOTA 58103
                                 (701) 281-0550
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Douglas J. Burgum
                           Great Plains Software, Inc.
                             1701 S.W. 38th Street
                           Fargo, North Dakota  58103
                                 (701) 281-0550
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
          Douglas R. Herman                            Timothy S. Hearn, Esq.
     Great Plains Software, Inc.                       Dorsey & Whitney LLP
        1701 S.W. 38th Street                         220 South Sixth Street
     Fargo, North Dakota  58103                    Minneapolis, Minnesota 55402
           (701) 281-0550                                 (612) 340-2600

                              --------------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.
THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                  SUBJECT TO COMPLETION, DATED MARCH 16, 2000

                                   PROSPECTUS


                        --------------------------------

                                  822,157 SHARES

                           GREAT PLAINS SOFTWARE, INC.

                                  COMMON STOCK

                        --------------------------------



         949,646 shares of the common stock, $.01 par value, of Great Plains Software, Inc. are being offered by this prospectus. The shares will be sold from time to time by the selling shareholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares.

         Our common stock is traded on the Nasdaq National Market under the
symbol "GPSI." On        ,     , the reported closing price of our common stock
as reported on the Nasdaq National Market was $      per share.

                            ------------------------

         INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 TO READ ABOUT CERTAIN RISKS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                            ------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                           GREAT PLAINS SOFTWARE, INC.
                              1701 S.W. 38th Street
                            Fargo, North Dakota 58103
                                 (701) 281-0550


                    The date of this prospectus is           ,    .

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC"). The prospectus relates to 822,157 shares of our common stock which the selling shareholders named in this prospectus may sell from time to time. We will not receive any of the proceeds from these sales. We have agreed to pay the expenses incurred in registering these shares, including legal and accounting fees.


         These shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this prospectus. The selling shareholders should not make an offer of these shares in any state where the offer is not permitted. Brokers or dealers should confirm the existence of an exemption from registration or effect a registration in connection with any offer and sale of these shares.

         You should read this prospectus together with the additional information described under the heading "Where You Can Find More Information."

                              --------------------

                                TABLE OF CONTENTS

                                                                 Page
                                                                 ----

           About this Prospectus............................      2

           Forward-Looking Statements.......................      2

           Risk Factors.....................................      3

           About Great Plains Software, Inc. ...............      7

           Selling Shareholders.............................      8

           Plan of Distribution.............................      9

           Experts..........................................      9

           Legal Matters....................................     10

           Where You Can Find More Information..............     10

                              --------------------

                           FORWARD-LOOKING STATEMENTS

         This prospectus (including the documents incorporated by reference) contains forward-looking statements regarding Great Plains' plans, expectations, estimates and beliefs. These statements involve risks and uncertainties, and actual results could differ materially from those reflected in the forward-looking statements. Forward-looking statements in the prospectus are typically identified by words such as "believes," "anticipates," "expects," "intends," "will" and "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. We will not necessarily update the information in this prospectus if and when any forward-looking statement later turns out to be inaccurate. Some of the important risks and uncertainties that may affect our future results and performance are described in "Risk Factors," below. Additional information about factors that could affect our future results and events is included in our reports and filed with the SEC and incorporated by reference in this prospectus.

                                  RISK FACTORS

         AN INVESTMENT IN THESE SHARES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE BUYING ANY SHARES.

WE MAY BE UNABLE TO MARKET AND SELL OUR PRODUCTS IF WE ARE UNABLE TO MAINTAIN A STRONG PARTNER NETWORK

         We do not maintain a direct sales force; rather, we rely exclusively on our partner network to sell our solutions. We cannot assure you that our partners will aggressively market our products and services or will maintain their relationship with us. Our failure to maintain these relationships and to develop new partner relationships in the future could have a material adverse effect on our business.

         Our ability to achieve significant future revenue growth will depend in large part on adding new partners, leveraging our relationships with existing partners and our partners' ability to implement their growth plans. We cannot assure you that either we or our partners will be able to achieve these goals. Our inability or our partners' inability to do so could have a material adverse effect on our business, results of operations and financial condition.

DEMAND FOR OUR PRODUCTS MAY DECREASE IF WE ARE UNABLE TO ANTICIPATE AND ADAPT TO RAPIDLY CHANGING TECHNOLOGY

         Our markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions, and changing customer and partner demands. Our future success will depend on our ability to adapt to these rapidly changing technologies, to enhance our existing solutions, and to introduce new solutions to address our customers' and partners' changing demands. We may experience difficulties that could delay or prevent the successful design, development, introduction or marketing of new solutions. In addition, these new solutions and enhancements must meet the requirements of our current and prospective customers and must achieve significant market acceptance.

DEMAND FOR OUR PRODUCTS MAY DECREASE IF MIDMARKET BUSINESSES FAIL TO ADOPT MICROSOFT TECHNOLOGIES OR OUR PRODUCTS BECOME INCOMPATIBLE WITH NEW DEVELOPMENTS IN THESE TECHNOLOGIES

         Our software products are designed for Microsoft technologies, including Windows NT and SQL Server. In addition, our products utilize other Microsoft technologies, including Visual Basic for Applications and Site Server. Although we believe that Microsoft technologies will continue to be widely utilized by midmarket businesses, we cannot assure you that midmarket businesses will adopt these technologies as anticipated or will not in the future migrate to other computing platforms or technologies that we do not currently support. Moreover, our strategy requires that our products and technologies continue to be compatible with new developments in Microsoft's technologies.

OUR MANAGEMENT AND INTERNAL SYSTEMS MAY BE INADEQUATE TO HANDLE POTENTIAL GROWTH OF OUR SALES AND WORKFORCE

         Our growth has resulted in increased responsibilities placed upon our management and has placed added pressures on our internal systems. Continued growth will require us to implement additional systems and controls and to expand, train and manage a larger workforce. We cannot assure you that the systems and management skills currently in place will be adequate if we continue to grow. In addition, from time to time we may acquire businesses, products, services and technologies that are complementary to ours, or that allow us to enter into new markets. These acquisitions would place additional demands upon our management.

DEMAND FOR OUR PRODUCTS MAY DECREASE IF WE ARE UNABLE TO COMPETE SUCCESSFULLY IN THE MIDMARKET BUSINESS SOFTWARE MARKET

         The market for business management solutions is highly competitive. We expect this competition to intensify, particularly in the midmarket. Many of our competitors have greater financial, marketing and technical resources than we do. We cannot assure you that we will be able to compete successfully against these companies.

SOFTWARE THAT WE LICENSE FROM OTHER COMPANIES FOR RESALE MAY BECOME UNAVAILABLE OR OUTDATED

         Some of our products utilize software licensed to us by independent, third-party software developers. For example, we rely on third parties for our primary reporting tool, for our Integration Manager, and for our Service Management Series. Although we believe that there are alternatives for most of these products, any significant interruption in the supply of this third-party software could have a material adverse impact on our sales unless and until we can replace the functionality provided by key third-party products. In addition, we depend on these third parties to enhance their current products, to develop new products on a timely and cost-effective basis, and to respond to emerging industry standards and rapid technological change. We cannot assure you that we would be able to replace the functionality provided by third-party software if that software becomes obsolete or incompatible with future versions of our products, or otherwise is not adequately maintained or updated. Any failure of key third-party solutions could have a material adverse effect on our business, results of operations and financial condition.

WE MAY BE UNABLE TO IDENTIFY OR COMPLETE SUITABLE ACQUISITIONS AND INVESTMENTS, AND ANY ACQUISITIONS AND INVESTMENTS WE DO COMPLETE MAY CREATE BUSINESS DIFFICULTIES OR DILUTE OUR SHAREHOLDERS

         We may acquire or make investments in complementary businesses, products, services or technologies. We cannot assure you that we will be able to identify suitable acquisitions or investment candidates. Even if we identify suitable candidates, we cannot assure you that we will be able to make acquisitions or investments on commercially acceptable terms. If we acquire a company, we may have difficulty assimilating its personnel and operations into our operations. In addition, its key personnel may decide not to work for us. We may also have difficulty in assimilating acquired businesses, products, services and technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and workforce, increase our expenses and adversely affect our results of operations. Furthermore, we may incur significant debt or be required to issue equity securities to pay for future acquisitions or investments. The issuance of equity securities could be dilutive to our shareholders.

OUR EARNINGS MAY BE AFFECTED BY POTENTIAL CHANGES IN ACCOUNTING PROFESSION PRACTICES

         Recently, the SEC has been critical of the U.S. accounting practice of writing off in-process research and development costs incurred in connection with acquisitions. Our fiscal 1998 financial statements reflect significant in-process research and development write-offs taken in connection with two acquisitions completed during that year. Later in the 1998 calendar year, the SEC adopted new guidelines with respect to these types of write-offs. If the SEC were to review and require a change in the accounting for these acquisitions, it could cause a reduction in these write-offs and a corresponding increase in the amount of goodwill associated with each acquisition, which would produce increased amortization expense against income in future periods.

ANTICIPATED FLUCTUATIONS IN OUR QUARTERLY REVENUE AND OPERATING RESULTS MAY RESULT IN REDUCED PROFITABILITY AND LEAD TO REDUCED PRICES FOR OUR STOCK

         Our quarterly revenue and operating results have varied in the past and can be expected to vary in the future. As a result, we cannot assure you that we will be able to maintain profitability on an annual or quarterly basis. It is possible that in some future quarters our operating results will fall below our expectations or those of market analysts and investors. In that event, the price of our common stock would likely decrease.

         Most of our quarterly revenue results from orders booked in that quarter. We establish expenditure levels based on our expectation for future revenue. If revenue levels are below expectation, expenses could be disproportionately high. In addition, our business has experienced and may continue to experience seasonality.

THE EXPECTED CONTINUING DECLINE IN SALES OF OUR DOS- AND MACINTOSH-BASED PRODUCT COULD NEGATIVELY AFFECT OUR BUSINESS

         We have shifted our product focus from a DOS- and Macintosh-based product, Great Plains Accounting, to our eEnterprise (formerly called Dynamics C/S+) and Dynamics products which are based on Windows NT and Microsoft SQL Server technologies. As a result of this shift and the decrease in general market demand for DOS- and Macintosh-based solutions, our revenues from our Great Plains Accounting product have declined and are expected to decline in the future. We cannot assure you that the decline in revenues from sales of Great Plains Accounting will not have a material adverse effect on the results of our operations and our financial condition.

WE MAY FACE INCREASED COMPETITION AND DOWNWARD PRICE PRESSURE IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS

         We rely on a combination of trade secret, copyright and trademark laws, nondisclosure agreements and other contractual provisions to protect our intellectual property rights. We cannot assure you that these protections will be adequate to prevent our competitors from copying or reverse-engineering our products, or that our competitors will not independently develop technologies that are substantially equivalent or superior to ours. We make source code available to certain of our partners and customers. This availability may increase the likelihood of misappropriation or other misuse of our intellectual property.

         We have no patents. Existing copyright and trademark laws afford only limited protection for our intellectual property rights and will not protect our rights if competitors independently develop similar products. While we license the eEnterprise product under signed license agreements, Dynamics and Great Plains Accounting are licensed under "shrink wrap" licenses not signed by the licensees. These non-negotiable license agreements found printed on the software packaging may be unenforceable under the laws of certain jurisdictions. In addition, the laws of certain countries where we sell products do not protect our products and intellectual property rights to the same extent as the laws of the United States.

WE MAY FACE INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS WHICH WOULD BE COSTLY TO RESOLVE

         Although we have never been the subject of a material intellectual property dispute, we cannot assure you that a third party will not assert that our technology violates its intellectual property rights. As the number of software products in our target markets increases and the functionality of these products further overlap, we believe that all software developers may become increasingly subject to infringement claims. Any infringement claims, whether with or without merit, can be time consuming and expensive to defend. We cannot assure you that third parties will not assert infringement claims against us in the future with respect to our current or future products or that any infringement claim assertions will not require us to enter into royalty arrangements that could be costly.

DIFFICULTIES PRESENTED BY INTERNATIONAL ECONOMIC, POLITICAL, LEGAL, ACCOUNTING AND BUSINESS FACTORS COULD NEGATIVELY AFFECT OUR BUSINESS IN INTERNATIONAL MARKETS

         We have operations in a number of international markets. We intend to continue to expand our international operations and our international sales and marketing efforts. Our international business is subject to many risks, including:

     -   local economic and market conditions
     -   political and economic instability
     -   difficulties in enforcing intellectual property and contract rights
     -   difficulties in tailoring our products to fit local accounting principles, rules, regulations, language, tax codes and customs
     -   fluctuations in currency exchange rates
     -   difficulties and costs of staffing and managing foreign operations
     -   the need for compliance with a wide variety of foreign and United
                 States export regulations

These risks may materially and adversely affect our business, results of operations or financial condition.

OUR PRODUCTS, SYSTEMS AND SALES MAY BE SUBJECT TO YEAR 2000 PROBLEMS

         Our current products are Year 2000 compliant. Nevertheless, our business could be adversely affected by Year 2000 problems. For example, midmarket businesses may lack sufficient resources to acquire new systems such as ours because they may be diverting resources to assess and fix internal systems that may not be Year 2000 compliant.

         We have reviewed our own information technology and other technology systems to assess and remediate any Year 2000 problems. We are not aware of any material Year 2000 problems that have harmed or threaten to harm our business. While the amount of remediation work required to address any residual Year 2000 problems is not expected to be extensive and while we have received assurances from our major suppliers that they are addressing the Year 2000 issue, we cannot assure you that our internal systems will continue to function without experiencing material Year 2000 problems.

OUR STOCK PRICE IS VOLATILE

         The trading price of our common stock could be subject to wide fluctuations in response to quarter-to-quarter variations in our operating results, developments or disputes concerning intellectual property rights, technological innovations or new products, governmental regulatory action, general conditions in the accounting and financial management software industry, increased price competition, changes in earnings estimates by analysts or other events or factors, many of which are beyond our control. In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many computer software companies and which have often been unrelated to the operating performance of these companies.

CONCENTRATION OF OWNERSHIP MAY GIVE SOME SHAREHOLDERS SUBSTANTIAL INFLUENCE AND MAY PREVENT OR DELAY A CHANGE IN CONTROL

         As of July 26, 1999 our executive officers and directors, in the aggregate, beneficially owned approximately 31.9 percent of our outstanding common stock. These shareholders may be able to exercise substantial influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of Great Plains.

OUR CHARTER DOCUMENTS AND MINNESOTA LAW MAY DISCOURAGE AN ACQUISITION OF GREAT PLAINS

         Provisions of our articles of incorporation, by-laws and Minnesota law could make it more difficult for a third-party to acquire us, even if doing so would be beneficial to our shareholders.

                       ABOUT GREAT PLAINS SOFTWARE, INC.

         Great Plains provides fully integrated front office/back office business management software solutions for the midmarket. These include financial, distribution, enterprise reporting, project accounting, electronic business, human resources and payroll, manufacturing, service management, sales and marketing, and customer service and support applications. Our solutions are sold and implemented by a worldwide network of independent partner organizations that share our commitment to lasting customer relationships.

         Our front office/back office business management products, eEnterprise (formerly called Dynamics C/S+) and Dynamics, are designed to meet the broad spectrum of business application needs of the "midmarket," which generally consists of businesses with $1 million to $250 million in annual revenues. eEnterprise is our e-business and enterprise-wide solution which includes financial, distribution, enterprise reporting, project accounting, electronic business, human resources and payroll, manufacturing, service management, sales and marketing, and customer service and support solutions. Dynamics is our business management solution for smaller businesses in the midmarket and consists of financial, distribution, project accounting, electronic business, human resources and payroll, sales and marketing, and customer service and support applications. We also offer a DOS-based product, Great Plains Accounting.

         To meet the needs of the midmarket, we design, develop, market, sell and support business management solutions that are cost-effective, scalable, easy to implement, customize and use. Our solutions are optimized for Microsoft technologies, most notably Windows NT and SQL Server, the standard in the midmarket. Our solutions are also fully integrated across key application areas including front office. Moreover, by utilizing Internet and electronic commerce technologies, our e-business and enterprise-wide solutions allow midmarket businesses to effectively conduct business over the Internet.

         We have made a significant investment in building an experienced, knowledgeable and highly motivated distribution network, which consists of value added resellers, systems integrators, independent software vendors, global, national, regional and local accounting firms and specialized software consultants (together, our "partners"). Through our partner network, customers are served by trained and knowledgeable software professionals who are available locally to implement our systems as well as provide ongoing service. Partners customize our systems to fit individual business needs, and more than 300 independent software vendors provide vertical and horizontal extensions to our eEnterprise and Dynamics solutions.

         We believe that prompt and effective service and support are essential elements of a complete business management software solution and we dedicate significant resources to delivering timely, reliable and innovative service to our customers and partners. We have received numerous industry awards for our customer and partner service including our innovative online services, CustomerSource and PartnerSource. We earned a 1998 "Best Practices Award," sponsored by Arthur Andersen, in the category of "Exceeding Customer Expectations."

         We have been recognized by numerous industry organizations and publications including being named as one of Business Week's "100 Hot Growth companies" on June 1, 1998; Forbes "200 Best Small Companies" on November 2, 1998; Forbes ASAP's "Dynamic 100" companies on April 5, 1999 and Start's "Hottest Companies of 1999" in July 1999. We earned two 1998 "Best Practices Awards," sponsored by Arthur Andersen, in the categories of "Exceeding Customer Expectations," as noted above, and "Motivating and Retaining Employees." In the January 10, 2000 issue of FORTUNE magazine, we were named as one of the "100 Best Companies to Work for in America" for the fourth time. We also received the Presidential "E" award from the President of the United States in July 1999 for outstanding contributions to export commerce.

         Great Plains was founded in 1981 and was incorporated as a Minnesota corporation in 1983. Our principal executive offices are located at 1701 S.W. 38th Street, Fargo, North Dakota 58103, and our telephone number at that address is (701) 281-0550. In this prospectus, references to "Great Plains," "we," "us," and "our" refer to Great Plains Software, Inc. and its subsidiaries.

                              SELLING SHAREHOLDERS


         We have agreed to register 822,157 shares of our common stock owned by the selling shareholders. These shares were acquired by the selling shareholders in connection with the merger of FRx Software Corporation, with a wholly owned subsidiary of Great Plains. Prior to the merger, the selling shareholders held shares of common stock or Series A Preferred Stock of FRx Software Corporation, which upon completion of the merger were converted into the right to receive the shares of our common stock offered by this prospectus. The shares of our common stock held by the selling shareholders are being registered to permit public secondary trading of these shares, and the selling shareholders may offer these shares for resale from time to time. See "Plan of Distribution."


         The following table lists the selling shareholders and presents certain information regarding their beneficial ownership of our common stock as well as the number of shares of our common stock they may sell pursuant to this prospectus.


                                                      Number of                             Number of
                                                      Shares of        Maximum Number       Shares of
                                                     Common Stock     of Shares to be      Common Stock
                                                     Beneficially      Sold Pursuant       Beneficially
                                                    Owned Prior to        to this        Owned After the
              Stockholder Name                       the Offering        Prospectus        Offering(1)
------------------------------------------          ----------------  ----------------  -----------------

Michael J. Rohan                                        516,564             516,564            -0-
Geoffrey R. Schlueter                                    34,612              34,612            -0-
Robert C. Rohan                                          25,533              25,533            -0-
Kaveh Mahjoob                                            24,965              24,965            -0-
Robert C. Rohan Family Partnership, LLLP                 22,696              22,696            -0-
Kevin Berens                                             19,667              19,667            -0-
1998 Kathy Hauge Trust                                   18,611              18,611            -0-
1998 Laurie Staples Trust                                18,611              18,611            -0-
1998 Mary Albada Trust                                   18,611              18,611            -0-
Frode Rognstad                                           15,091              15,091            -0-
Jay Christopher Scherpenseel                             11,970              11,970            -0-
1998 Deborah Schleuter Trust                              9,305               9,305            -0-
1998 Robert C. Rohan Trust                                9,305               9,305            -0-
Todd E. Wille                                             8,511               8,511            -0-
John C. Houtsma                                           6,553               6,553            -0-
Myra Lee                                                  6,221               6,221            -0-
Berens Family Partnership                                 5,674               5,674            -0-
W. Scott Nesbitt                                          4,161               4,161            -0-
Timothy Laycock                                           3,553               3,553            -0-
Robert Blake                                              3,404               3,404            -0-
Craig Anderson                                            3,403               3,403            -0-
Karl Knoll                                                3,211               3,211            -0-
Lynn Berens                                               2,837               2,837            -0-
Judith Vogt                                               2,041               2,041            -0-
Paula Ortlieb                                             1,739               1,739            -0-
Theodore D. Stavropoulos                                  1,702               1,702            -0-
George Shaver                                             1,701               1,701            -0-
Craig Rutherford                                          1,701               1,701            -0-
Michael Evans                                             1,700               1,700            -0-
Scott Bishel                                              1,473               1,473            -0-
Kathy Hague                                               1,191               1,191            -0-
Laurie Staples                                            1,191               1,191            -0-
Mary Albada                                               1,191               1,191            -0-
Arleigh Taylor                                            1,191               1,191            -0-
Carol Rohan Kettell                                       1,191               1,191            -0-
Patricia Rohan                                            1,191               1,191            -0-
Jessica Leigh Schlueter                                   1,134               1,134            -0-
Richard Earl Lacy Schlueter                               1,134               1,134            -0-
Erika Marie Berens                                        1,134               1,134            -0-
Lyndsie Jordanne Berens                                   1,134               1,134            -0-
Gregory Earl Schlueter                                      567                 567            -0-
Mark Melvin Schlueter                                       567                 567            -0-
Susan Kae Paist                                             567                 567            -0-
Clarence "Joe" Harrington                                   567                 567            -0-
Duane Richard & Jean Theresa Berens                         567                 567            -0-
Phyllis Lillian Harrington                                  567                 567            -0-
William McCabe                                              438                 438            -0-
Steven Romero                                               274                 274            -0-
Louis Antonio                                               183                 183            -0-
Paula Hoffman                                               169                 169            -0-
Fariborz Ordukhani                                          131                 131            -0-
David M. Stock                                              113                 113            -0-
Jack Ruzicka                                                113                 113            -0-
Stuart W. Zinanti                                           113                 113            -0-
Yelena Grishina                                              84                  84            -0-
Trisha Lycas                                                 84                  84            -0-
Alfred Wesley Cooper                                         56                  56            -0-
Rong Zeng                                                    56                  56            -0-
William Cassidy                                              56                  56            -0-
Susan Swensson                                               40                  40            -0-
Judith L. Garvey                                             37                  37            -0-
                                                        -------             -------            ---
Grand Total                                             822,157             822,157            -0-



 (1) Assumes the sale of all of the shares offered by this prospectus.

                              PLAN OF DISTRIBUTION

         We are registering these shares on behalf of the selling shareholders. As used in this prospectus, the term "selling shareholders" includes donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. The selling shareholders will offer and sell the shares to which this prospectus relates for their own accounts. We will not receive any proceeds from the sale of the shares. We will bear all fees and expenses in connection with the registration of the shares. Fees and expenses of any attorneys or other advisors retained by the selling shareholders in connection with the registration shall be borne by the selling shareholders.

         The selling shareholders may offer and sell the shares from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in transactions directly with market makers or in privately negotiated transactions, through put or call option transactions, through short sales, or a combination of these methods of sale, at prices relating to prevailing market prices or at negotiated prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares. As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling shareholders regarding the sale of their shares, nor are we aware of any underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders. There is no assurance that the selling shareholders will sell any or all of the shares that they offer.

         The selling shareholders and any brokers or dealers who participate in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profits realized by them on the resale of shares may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that their sales in the market must comply with the requirements of the rules and regulations of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         The selling shareholders may also resell all or a portion of these shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

         Upon notification to us by a selling shareholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating brokers or dealers, (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such brokers or dealers, where applicable, (v) that such brokers or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon notification to us by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed if required.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended May 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         The validity of the shares offered by this prospectus has been passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC's public reference room at 450 Fifth Street, NW, Washington, DC 20549, or at the SEC's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers like us that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov

         We have filed with the SEC a registration statement on Form S-3 to register the common stock offered by this prospectus. This prospectus is part of the registration statement. As allowed by SEC rules, this prospectus does not contain all of the information that is in the registration statement and the exhibits and schedules to the registration statement. For further information regarding Great Plains, investors should refer to the registration statement and its exhibits and schedules. A copy of the registration statement may be inspected, without charge, at the offices of the SEC at 450 Fifth Street, NW, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the SEC's public reference room at 450 Fifth Street, NW, Washington, DC 20549, upon the payment of any fees required by the SEC. The registration statement is also available on the SEC's web site at http://www.sec.gov

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling shareholders sell all of the shares or the earlier termination of this offering:

         - our annual report on Form 10-K for the fiscal year ended May 31, 1999;

         - our quarterly reports on Form 10-Q for the quarters ended August 31, 1999 and November 30, 1999; and

         - Our current reports on Form 8-K filed on January 25, 2000 and March 9, 2000;

         - the description of our common stock contained in the registration statement on Form 8-A filed June 13, 1997, including any amendments or reports filed for the purpose of updating that description.

         You may request a free copy of any of the above filings by writing or calling: Douglas R. Herman, Great Plains Software, Inc., 1701 S.W. 38th Street, Fargo, North Dakota 58103, (701) 281-0550.

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       SEC Registration Fee..........................    $      13,441
       Accounting Fees and Expenses..................            2,000
       Legal Fees and Expenses.......................            3,000
       Miscellaneous ................................            1,559
                                                                ------
               Total.................................    $      20,000
                                                                ======

         All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by Great Plains.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 302A.521 of the Minnesota Statutes provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of that person against judgments, penalties, fines (including, without limitation, excise taxes assessed against that person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by that person in connection with the proceeding, if, with respect to the acts or omissions of that person complained of in the proceeding, that person (1) has not been indemnified therefor by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit and
Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions in that person's official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions in that person's official capacity for other affiliated organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Section 302A.521 also requires payment by a corporation, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court.

         Provisions regarding indemnification of our officers and directors to the extent permitted by Section 302A.521 are contained in our bylaws.

         We maintain a standard policy of officers' and directors' insurance.

ITEM 16.  LIST OF EXHIBITS


        5.1*      Opinion of Dorsey & Whitney LLP

       23.1       Consent of PricewaterhouseCoopers LLP

       23.2* Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 to this Registration Statement)

       24.1*      Power of Attorney

-------------------
* Previously filed.

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fargo, State of North Dakota, on March 15, 2000.


                                       GREAT PLAINS SOFTWARE, INC.


                                       By: /s/ Douglas J. Burgum
                                           -----------------------------------
                                                Douglas J. Burgum
                                        CHAIRMAN OF THE BOARD, PRESIDENT
                                          AND CHIEF EXECUTIVE OFFICER


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 15, 2000.



         SIGNATURE                                     TITLE
         ---------                                     -----


     /s/ Douglas J. Burgum                 Chairman of the Board,
------------------------------             President and Chief Executive Officer
Douglas J. Burgum                          (principal executive officer)


     /s/ Tami L. Reller                    Chief Financial Officer
------------------------------             (principal financial officer)
Tami L. Reller


     /s/ David K. Edson                    Controller
------------------------------             (principal accounting officer)
David K. Edson


BRADLEY J. BURGUM*                         Director

FREDERICK W. BURGUM*                       Director

WILLIAM V. CAMPBELL*                       Director

J. A. HEIDI ROIZEN*                        Director

JOSEPH S. TIBBETTS, JR.*                   Director



*By:         /s/ Douglas J. Burgum
     ----------------------------------------
                   Douglas J. Burgum
                   ATTORNEY-IN-FACT

                                  EXHIBIT INDEX


 EXHIBIT
 NUMBER            DESCRIPTION
 ------            -----------

      5.1*        Opinion of Dorsey & Whitney LLP

     23.1         Consent of PricewaterhouseCoopers LLP

     23.2* Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 to this Registration Statement)

     24.1*        Powers of Attorney

-------------------
* Previously filed.